Exhibit 5.1

March 24, 2014

IMS Health Holdings, Inc.

83 Wooster Heights Road

Danbury, CT 06810

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to IMS Health Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-193159) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of up to 74,750,000 shares of the common stock, $0.01 par value per share, of the Company, including 9,750,000 shares of Common Stock that may be purchased at the option of J.P. Morgan Securities LLC, Goldman, Sachs & Co., and Morgan Stanley & Co. LLC. Of the shares of Common Stock to be registered pursuant to the Registration Statement, 52,000,000 shares are being offered by the Company (the “Company Shares”) and up to 22,750,000 shares are being offered by certain selling stockholders (the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, J.P. Morgan Securities LLC, Goldman, Sachs & Co., and Morgan Stanley & Co. LLC as representatives of the underwriters named therein, and the selling stockholders named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

IMS Health Holdings, Inc.	- 2 -	March 24, 2014

Based upon and subject to the foregoing, we are of the opinion that (1) the Company Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, and (2) the Selling Stockholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP